EXHIBIT 99.1 - News Release


AMERSIN LIFE SCIENCE ANNOUNCES APPOINTMENT OF DIRECTOR

NEW YORK, March 1st, 2005 -- Amersin Life Science Corporation (OTC Bulletin
Board: AMLS - News), is pleased to announce the appointment Mr. (Harry) Zhihao Jin to its board of directors.

Mr. Harry Jin served as a director and General Manager of Biocause Pharmaceutical Co., Ltd., a public company listed on China's Shenzhen Stock Exchange. Mr. Jin successfully managed Biocause with assets of over 1.1 billion and annual sales over 500 million RMB. In the 90's, Mr. Jin participated in various state owned company privatizations and turned them into successful operations.

"We are pleased to have Mr. Jin on board to strengthen our team" said Mr. Reid Li, Chairman and CEO of Amersin Life Sciences Corporation, ''As the company is heading into a new stage of development, Mr. Jin will bring in tremendous value to the company. We will continue to expand our management team as the company grows."

About Amersin Life Science Corporation
Amersin is engaged in the acquisition and vertical integration of operating subsidiaries and controlling joint venture interests in China to include all facets of pharmaceutical life sciences from raw materials through dosage form production and distribution. Its' recent acquisition of a controlling interest in the profitable Hubei Tongji Benda Ebei Pharmaceutical Co. subsidiary is a cornerstone in its plan to expand through strategic acquisition and vertical integration to become one of the leading American corporations to profit from the burgeoning life sciences sector in China. Shareholders can access further information at the Company's website: http://www.amersin.com
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"Safe Harbor" Statement: This news release contains certain "forward-looking"
statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the forward-looking statements contained herein. Detailed information about many risk factors are set forth in Amersin's periodic filings with the Securities and Exchange Commission including, but not limited to, those risks and uncertainties listed in the sections entitled "Cautionary Note Regarding Forward-Looking Statements" and "Management's Discussion and Analysis" in Amersin's most recent Quarterly Report on Form 10-QSB. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov or the Amersin web site at http://www.amersin.com. Amersin is under no obligation, and expressly disclaims any obligation, to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:
Corporate Communications:
Amersin Life Sciences Corporation
Howard Milne, 604-881-2899 ext 220
Fax: 604-881-2892
howard@amersin.com


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